Exhibit 10.7

STOCKHOLDERS AGREEMENT

of

PANAMSAT CORPORATION

dated as of August 20, 2004

TABLE OF CONTENTS

i

FSS Operators

Exhibits
Exhibit A — Assignment and Assumption Agreement

ii

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered as of August 20, 2004, among PANAMSAT CORPORATION, a Delaware corporation (the “Company”), and each of the Stockholders (as defined below) and each of the other parties signatory hereto.

RECITALS

WHEREAS, the Company has entered into that certain Transaction Agreement, dated as of April 20, 2004 (the “Transaction Agreement”), by and among Constellation, LLC, a Delaware limited liability company (“Constellation”), the Company, The DIRECTV Group, Inc., a Delaware corporation (“Parent”), and PAS Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which first, Merger Sub will merge with and into the Company; second, following such merger, the Company will repurchase from Parent a number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) owned by Parent; and, third, following such repurchase Constellation will acquire from Parent all of the outstanding shares of Common Stock held by Parent;

WHEREAS, on May 17, 2004, Constellation entered into letter agreements (each, a “Commitment Letter”) with Carlyle PanAmSat I, L.L.C., and Carlyle PanAmSat II, L.L.C. (together, “Carlyle”), on the one hand, and with PEP PAS, LLC and PEOP PAS, LLC (together, “Providence”), on the other hand, pursuant to which Constellation assigned to each of Carlyle and Providence the right under the Transaction Agreement to purchase from Parent $149,520,733.93 million, for a total of $299,041,467.86 million, of the shares of the Company Common Stock, at the same price per share to be paid by Constellation at the Stock Purchase Closing (as defined in the Transaction Agreement);

WHEREAS, following the Stock Purchase Closing, Constellation shall beneficially own approximately 44% of the Common Stock, and Carlyle and Providence shall each beneficially own approximately 27% of the Common Stock (each of Constellation, Carlyle and Providence, a “Stockholder” and together, the “Stockholders”);

WHEREAS, each of the Stockholders desires to promote the interests of the Company and the mutual interests of Stockholders by establishing herein certain terms and conditions upon which the shares of Common Stock will be held, including provisions restricting the transfer of shares of Common Stock, and providing for certain other matters.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Company and the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.        Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Acceptance Notice” has the meaning assigned to such term in Section 3.3(b).

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding equity securities of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Carlyle” has the meaning assigned to such term in the recitals.

“Carlyle Designee” means any Director designated by Carlyle pursuant to Section 2.1(a) of this Agreement.

“Carlyle Group Designee” has the meaning assigned to such term in Section 2.1(a).

“Carlyle Fund” has the meaning assigned to such term in Section 2.1(a).

“Carlyle VCOC Designee” has the meaning assigned to such term in Section 2.1(a).

“CEO Designee” has the meaning assigned to such term in Section 2.1(a).

 “Change of Control” means (i) the sale of all or substantially all of the assets of the Company to an Unaffiliated Person; (ii) a sale resulting in more than 50% of the voting stock of the Company being held by an Unaffiliated Person; (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability the Stockholders, or any member or members of the respective Stockholders, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company).  For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) any of the Stockholders or any member of the respective Stockholders, (y) an Affiliate of any of the Stockholders or any member of the respective Stockholders, or (z) an entity in which any of the Stockholders, or any member of the respective Stockholders holds, directly or indirectly, a majority of the economic interests in such entity.

“Charter” means the Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company Competitor” means any Person that is primarily engaged in any business that directly or indirectly competes with the business of the Company in (i) the sale or lease of, or the provision of satellite services via, transponder capacity on satellites operating in geostationary earth orbit; or (ii) the provision of telemetry, tracking and control services for such satellites and for other satellites operating in geostationary earth orbit.

“Competing Action” has the meaning assigned to such term in Section 2.7.

“Competing Enterprise” has the meaning assigned to such term in Section 2.7.

“Constellation” has the meaning assigned to such term in the recitals.

“Constellation Designee” means any Director designated by Constellation pursuant to Section 2.1(a) of this Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any Person directly or indirectly owning or controlling an amount of shares of any class of outstanding equity securities of such Person sufficient to (or otherwise having the right to) elect a majority of the board of directors or similar governing body of such Person.

“Co-Sale Participant” has the meaning assigned to such term in Section 3.4(a).

“Director” means any member of the Board.

“Drag Along Notice” has the meaning assigned to such term in Section 3.5(d).

“Drag Transaction” has the meaning assigned to such term in Section 3.5(b).

“Equity Purchase Shares” has the meaning assigned to such term in Section 4.1(a).

“Equity Securities” means any and all shares of Common Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Transaction” means any acquisition or disposition (whether through merger, consolidation or otherwise) (i) which has a purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) of less than fifty million dollars ($50,000,000) and (ii) which, together with all other Exempt Transactions after the Stock Purchase Closing Date, has an aggregate purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value), of less than two hundred million dollars ($200,000,000); provided that no transaction described herein with any Affiliate of any Stockholder shall constitute an Exempt Transaction.

“Exercising Stockholder” has the meaning assigned to such term in Section 4.1(d).

“Fair Market Value” means with respect to Common Stock (i) from and after the consummation of an IPO, the average of the closing sale prices of shares on the stock exchange or national market on which the shares are principally trading for a period of 30 trading days ending on the date in question, or (ii) prior to the consummation of an IPO, the fair market value of the shares as determined in good faith by the Board; and with respect to any other non-cash consideration, the fair market value of such non-cash consideration as determined in good faith  by the Board.

“FCC” means the United States Federal Communications Commission.

“First Offer Price” has the meaning assigned to such term in Section 3.3(a).

“Fully-Diluted Basis” with respect to Common Stock or Voting Securities means the number of shares of Common Stock or Voting Securities, as the case may be, which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of shares of Common Stock or Voting Securities, as the case may be, issuable pursuant to any securities (other than, in the case of Voting Securities, other Voting Securities that the initial Voting Securities are convertible into or exchangeable or exercisable for), warrants, rights or options then outstanding, convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both), Common Stock or Voting Securities, as the case may be.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“IPO” means an offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.

“Issuance Notice” has the meaning assigned to such term in Section 4.1(b).

“KKR Fund” has the meaning assigned to such term in Section 2.1(a).

“KKR Group Designee” has the meaning assigned to such term in Section 2.1(a).

“KKR VCOC Designee” has the meaning assigned to such term in Section 2.1(a).

“Losses” has the meaning assigned to such term in Section 5.1.

“New Securities” means shares of Equity Securities of the Company (other than (i) options to purchase Common Stock and shares of Common Stock issued to employees, officers or directors pursuant to any stock options, employee stock purchase or similar equity-based plans approved by the Board and Common Stock issued upon exercise of such options, and (ii) Equity Securities issued in connection with any transaction approved pursuant to clauses (xii) or (xiii)(A) of Section 2.3(a) or any Exempt Transactions).

“Non-Purchasing Stockholder” has the meaning assigned to such term in Section 4.1(d).

“Offer Notice” has the meaning assigned to such term in Section 3.3(a).

“Offered Securities” has the meaning assigned to such term in Section 3.3(a).

“Offering Holder” has the meaning assigned to such term in Section 3.3(a).

“Original Shares” shall mean, when used in reference to any one or more Stockholders, the shares of Common Stock sold to such Stockholders pursuant to the Transaction Agreement or a Commitment Letter, as applicable, or any shares or other securities which such shares of Common Stock may have been converted into or exchanged for in connection with any exchange, reclassification, dividend, distribution, stock split, combination, subdivision, merger, spin-off, re-capitalization, re-organization or similar transaction.

“Parent” has the meaning assigned to such term in the recitals.

“Permitted Transferee” shall mean (i) the owners of a Stockholder’s equity interests receiving capital stock of the Company in connection with the liquidation of, or a distribution with respect to an equity interest in, such Stockholder; or (ii) an Affiliate (other than any “portfolio company” described below) of a Stockholder; provided, however, that in both cases such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, however, that in no event shall (A) the Company or any of its Subsidiaries, (B) any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder or (C) any Company Competitor (whether or not an Affiliate of the Transferring Stockholder) constitute a “Permitted Transferee”.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Pro Rata Portion” means:

(i)            for the purposes of Article IV, with respect to any Stockholder, on any issuance date for New Securities, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (A) the number of shares of Common Stock beneficially owned by such Stockholder and its Affiliates immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance on a Fully-Diluted Basis;

(ii)           for the purposes of Section 3.3, with respect to any ROFO Recipient, with respect to any proposed Transfer of Offered Securities, on the applicable Transfer Date, the number or amount of Offered Securities equal to the product of (i) the total number or amount of Offered Securities to be offered to the ROFO Recipients and (ii) the fraction determined by dividing (A) the number of shares of Common Stock beneficially owned by such ROFO Recipient and its Affiliates by (B) the total number of shares of Common Stock beneficially owned by all of the ROFO Recipients and their Affiliates as of such date; provided, however, that for the purpose of determining the Pro Rata Portion of the Section 3.3 Non-Electing Shares referred to in the third sentence of Section 3.3(c), (1) the reference to “Offered Securities” in clause (i) of this subsection shall be a reference to “Section 3.3 Non-Electing Shares” and (2) the total number of shares of Common Stock referred to in clause (B) of this subsection (ii) shall not include the Common Stock of the holder of the Section 3.3 Non-Electing Shares; and

(iii)          subject to any co-sale rights of any management stockholder set forth in any sale participation agreement, for the purposes of Section 3.4, with respect to any Co-Sale Participant, with respect to any proposed Transfer of Transferred Securities, on the applicable Transfer date, the number or amount of Transferred Securities equal to the product of (i) the total number or amount of Transferred Securities to be Transferred to the proposed Transferee and (ii) the fraction determined by dividing (A) the number of shares of Common Stock beneficially owned by such Co-Sale Participant and its Affiliates by (B) the total number of shares of Common Stock beneficially owned by all of the Stockholders and their Affiliates as of such date; provided, however, that for the purpose of determining the Pro Rata Portion of the Section 3.4 Non-Electing Shares referred to in the fifth sentence of Section 3.4(a), (1) the reference to “Transferred Securities” in clause (i) of this subsection shall be a reference to “Section 3.4 Non-Electing Shares” and (2) the total number of shares of Common Stock referred to in clause (B) of this subsection (iii) shall not include the Common Stock of the Transferring Stockholder or the holder of the Section 3.4 Non-Electing Shares.

“Pro Rata Repurchase” has the meaning assigned to such term in clause (iv) of Section 2.3(a).

“Providence” has the meaning assigned to such term in the recitals.

“Providence Designee” means any Director designated by Providence pursuant to Section 2.1 of this Agreement.

“Providence VCOC Designee” has the meaning assigned to such term in Section 2.1(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Company and each of the Stockholders.

“Repurchase” has the meaning assigned to such term in Section 2.3(a)(iv).

“Required Directors” has the meaning assigned to such term in Section 2.3.

“Reserved Employee Shares” shall mean (i) shares of Common Stock reserved for issuance upon the exercise of options outstanding as of the Stock Purchase Closing Date under the PanAmSat 1997 Long-Term Incentive Plan, as amended, and shares of Common Stock to be issued upon exercise of such options (as appropriately adjusted for any stock dividends, combinations, splits or the like) and (ii) additional options to purchase Common Stock (and shares of Common Stock issuable upon the exercise thereof) to employees, officers, directors or consultants pursuant to any stock option, employee stock purchase or similar equity-based plans approved by the Board of Directors (as appropriately adjusted for any subsequent stock dividends, combinations, splits or the like), including the 2004 Stock Option Plan for Key Employees of PanAmSat Corporation and its Subsidiaries.

“ROFO Recipients” has the meaning assigned to such term in Section 3.3(a).

“Section 3.3 Non-Electing Shares” has the meaning assigned to such term in Section 3.3(c).

“Section 3.4 Non-Electing Shares” has the meaning assigned to such term in Section 3.4(a).

“Section 3.5 Transferring Stockholder(s)” has the meaning assigned to such term in Section 3.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning assigned to such term in Section 3.5(a).

“Stockholder” has the meaning set forth in the recitals.

“Stockholder Designees” has the meaning assigned to such term in Section 2.1(a).

“Stockholder Indemnitee” has the meaning assigned to such term in Section 5.1.

“Stock Purchase Closing” means the closing of the purchase of the shares of Parent by the Stockholders pursuant to the Transaction Agreement.

“Stock Purchase Closing Date” means August 20, 2004.

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Tax Separation Agreement” means the Tax Separation Agreement, dated April 20, 2004, by and between Parent and the Company.

“Transaction Agreement” has the meaning assigned to such term in the recitals.

“Transition Services Agreement” means the Transition Services Agreement, dated April 20, 2004, by and between Parent, the Company and DIRECTV Operations, LLC, a California limited liability corporation.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

“Transferee” means any Person to whom any Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.

“Transfer Notice” has the meaning assigned to such term in Section 3.4(a).

“Transferred Securities” has the meaning assigned to such term in Section 3.4(a).

“Transferring Stockholder” has the meaning assigned to such term in Section 3.4(a).

“VCOC Funds” has the meaning assigned to such term in Section 2.1(a).

“Voting Securities” means, at any time, shares of any class of Equity Securities of the Company, which are then entitled to vote generally in the election of Directors.

SECTION 1.2.        Other Definitional Provisions.  (a)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1.        Board Representation.  (a)  Effective as of the Stock Purchase Closing and, subject to Section 2.1(g) and Section 2.6, for so long as this Section 2.1 remains in effect, the Board shall be comprised of nine (9) Directors of whom:

(i)            three (3) shall be designees of Constellation (such persons, the “Constellation Designees”);

(ii)           one (1) shall be a designee (such person, the “KKR VCOC Designee”, and together with the Constellation Designees, the “KKR Group Designees”) of the KKR Millennium Fund L.P. (the “KKR Fund”);

(iii)          one (1) shall be a designee of Carlyle (such person, the “Carlyle Designee”);

(iv)          one (1) shall be a designee (such person, the “Carlyle VCOC Designee”, and together with the Carlyle Designee, the “Carlyle Group Designees”) of Carlyle Partners III-Telecommunications, L.P. (the “Carlyle Fund”);

(v)           one (1) shall be a designee of Providence (such person, the “Providence Designee”);

(vi)          one (1) shall be a designee (such person, the “Providence VCOC Designee”, and together with the Providence Designee, the “Providence Group Designees”) of Providence Equity Partners IV, L.P. (the “Providence Fund”, and together with the Carlyle Fund and the KKR Fund, the “VCOC Funds”) (as used herein, the Constellation Designees, the KKR VCOC Designee, the Carlyle Designee, the Carlyle VCOC Designee, the Providence Designee and the Providence VCOC Designee shall collectively be referred to as the “Stockholder Designees”);

(vii)         one (1) designee shall be the Chief Executive Officer of the Company in office from time to time (the “CEO Designee”), who shall initially be Joseph R. Wright, Jr.

(b)  A designee of the Stockholder (together with its Affiliates) holding the greatest number of shares of Common Stock shall be designated as the Chairman of the Board,

and the other Stockholders hereby agree to take any and all actions necessary to cause the Chairman of the Board designated prior to such time to resign and terminate his or her position as Chairman of the Board.   The Stockholders agree that as of the Stock Purchase Closing Date George M.C. Fisher shall be designated as Chairman of the Board.

(c)  The Company shall take such action as may be required under applicable law to cause the Board to consist of the number of Directors specified in clause (a).

(d)  The Company agrees to include in the slate of nominees recommended by the Board the Stockholder Designees and the CEO Designee and to use its best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

(e)  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i), (ii), (iii), (iv), (v) or (vi) of Section 2.1(a), the remaining Directors and the Company shall cause the vacancy created thereby to be filled by a new designee of the Stockholder or VCOC Fund, as the case may be, who designated such Director as soon as possible, who is designated in the manner specified in this Section 2.1, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(f)  Each of the Stockholders agrees to vote, or act by written consent with respect to, any Voting Securities beneficially owned by it, at each annual or special meeting of stockholders of the Company at which Directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, to cause the Stockholder Designees and the CEO Designee to be elected to the Board as provided in this Section 2.1.  Each of the Stockholders agrees to use its commercially reasonable efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as members of the Board.  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i), (ii), (iii), (iv), (v) or (vi) of Section 2.1(a) and the remaining Directors pursuant to Section 2.1(e) have not caused the vacancy created thereby to be filled by a new designee of the applicable Stockholder or VCOC Fund, then in such case each Stockholder or VCOC Fund hereby agrees to take, at any time and from time to time, all actions necessary to fill such vacancy as provided in Section 2.1(e).  Upon the written request of any Stockholder or any of the VCOC Funds, each other Stockholder shall vote, or act by written consent with respect to, all Voting Securities beneficially owned by him or it and otherwise take or cause to be taken all actions necessary to remove any Director designated by such Stockholder or VCOC Funds and to elect any replacement Director designated by such Stockholder or VCOC Fund.  Unless any Stockholder or any of the VCOC Funds shall otherwise request in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by such Stockholder or VCOC Fund.

(g)  In the event a Stockholder or VCOC Fund shall cease to have the right to designate a Director in accordance with Section 2.6, such Stockholder or VCOC Fund shall cause the designee of such Stockholder or VCOC Fund, as the case may be, to resign and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy and no consent under Section 2.3(a) shall be required in connection with such decrease.

(h)  The Company shall reimburse each Stockholder Designee for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

(i)  In the event that any Stockholder or VCOC Fund shall have a designee or Affiliate serving on the board of directors of any Subsidiary, each of the other Stockholders or VCOC Funds, as the case may be, shall have the right to equal representation on such board of directors in proportion to such other Stockholder’s or VCOC Fund’s representation on the Board so long as such other Stockholders or VCOC Funds, as the case may be, continue to have the right described in Section 2.1(a) to appoint designees to the Board.

(j)  The rights of the Stockholders and VCOC Funds pursuant to this Section 2.1 are personal to the Stockholders and the VCOC Funds and shall not be exercised by any Transferee other than a Permitted Transferee described in clause (ii) of the definition thereof.

SECTION 2.2.        Committees.  So long as a Stockholder or its affiliated VCOC Fund has the right to designate at least one (1) Director pursuant to Section 2.1, the Company shall cause each executive committee, compensation committee, audit committee or other significant committee of the Board (including, without limitation, any committee performing the functions usually reserved for the committees described above) to include at least one (1) of each such Stockholder’s or affiliated VCOC Fund’s designees; provided that the composition of each such committee shall reflect the relative number of Stockholder Designees for each Stockholder and its affiliated VCOC Fund.

SECTION 2.3.        Consent Rights.  (a)  In addition to any vote or consent of the Board or the stockholders of the Company required by law or the Charter, and notwithstanding anything in this Agreement to the contrary but subject to Section 2.6, the Company shall not take (or, to the extent applicable, permit any Subsidiary to take) any of the following actions, or enter into any arrangement or contract to do any of the following actions, without (A) in the case of clauses (i)-(viii) below, the consent in writing at least one KKR Group Designee and either one Carlyle Group Designee or one Providence Group Designee, or (B) in the case of clauses (ix)-(xv) below, the consent in writing of at least one KKR Group Designee, one Carlyle Group Designee and one Providence Group Designee (the applicable consent being the consent of the “Required Directors”), which shall be necessary for authorizing, effecting or validating such transactions:

(i)            the selection, termination or removal of the Chief Executive Officer of the Company;

(ii)           the incurrence of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) other than (1) the incurrence of trade payables arising in the ordinary course of operating the business or (2) the issuance of debt securities referred to in clause (2) of Section 2.3(a)(iii);

(iii)          any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of any securities of the Company, other than (1)

the issuance of Reserved Employee Shares that have been reserved as of the date hereof or that are approved after the date hereof in accordance with Section 2.3(a)(vii), or (2) (A) the issuance of any securities as consideration in, or in connection with, a transaction approved pursuant to Sections 2.3(a) (xii) or (xiii) or (B) any debt securities or up to $25 million of equity securities, in each case issued as consideration in an Exempt Transaction;

(iv)          any redemption, acquisition or other purchase of any shares of Common Stock (a “Repurchase”) pro rata from all Stockholders (a “Pro Rata Repurchase”);

(v)           any payment or declaration of any dividend or other distribution on any shares of Common Stock;

(vi)          the creation of any non-wholly owned subsidiaries, or the Transfer or any sale or other disposition of a Subsidiary’s securities to any Person other than the Company or a wholly owned Subsidiary of the Company (other than any pledge of such Subsidiary’s stock pursuant to a financing approved by the Board);

(vii)         the creation or amendment of any stock option, employee stock purchase or similar equity-based compensation plan for management or employees, or any increase in the number of Reserved Employee Shares;

(viii)        any amendment, modification or waiver of any provision contained in the Transaction Agreement, the Tax Separation Agreement, or the Transition Services Agreement;

(ix)           any transaction by the Company or any Subsidiary with or involving any Affiliate of the Company or any Affiliate of any stockholder of the Company that beneficially owns in excess of ten percent (10%) of the voting power of the Company other than any transaction between the Company or a wholly-owned Subsidiary of the Company, on the one hand, and another wholly-owned Subsidiary, on the other hand;

(x)            any amendment, repeal or alteration of the Charter or the Bylaws, whether by or in connection with a merger or consolidation or otherwise;

(xi)           any increase or decrease in the size of the Board, committees of the Board, and boards and committees of subsidiaries of the Company;

(xii)          any (A) acquisition by the Company or any Subsidiary of the stock, equity interests or assets of any Person, or the acquiring by the Company or any Subsidiary by any other manner of any business, properties, assets, or Persons, in one transaction or a series of related transactions, or (B) disposition of assets of the Company or any Subsidiary or the capital stock or other equity interests of any Subsidiary, other than, in either case, an Exempt Transaction;

(xiii)         any (A) merger or consolidation with or into any other Person, or any acquisition of another Person, whether in a single transaction or a series of related transactions, other than any Exempt Transaction, (B) proposed transaction or series of related transactions involving a Change of Control of the Company or (C) proposed Transfer by a Stockholder except to a Permitted Transferee or a Transfer in accordance with Section 3.2 hereof;

(xiv)        any plan of liquidation, dissolution or winding-up of the Company;

(xv)         any Repurchase other than (A) a Pro Rata Repurchase or (B) a Repurchase from an employee in connection with such employee’s termination of employment with the Company or any Subsidiary.

(b)  In connection with any vote or action by written consent of the stockholders of the Company relating to any matter requiring consent as specified in Section 2.3(a), each Stockholder agrees, with respect to any Voting Securities beneficially owned by such Stockholder with respect to which he or it has the power to vote, (i) to vote against (and not act by written consent to approve) such matter if such matter has not been consented to by the Required Directors in accordance with Section 2.3(a) and (ii) to take or cause to be taken, upon the written request of a Stockholder, all other reasonable actions, at the expense of the Company, required, to the extent permitted by law, to prevent the taking of any action by the Company with respect to a matter unless such matter has been consented to by the Required Directors in accordance with Section 2.3(a).

SECTION 2.4.        Available Financial Information.  (a)  The Company will deliver, or will cause to be delivered, the following to each Stockholder until such time as such Stockholder and its Affiliates shall cease to own any shares of Common Stock on an as-converted basis:

(i)            as soon as available after the end of each month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and certified by the principal financial or accounting officer of the Company, together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board;

(ii)           an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company, no later than thirty (30) days before the beginning of the Company’s next fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the chief executive officer or chief financial officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results.  Any material changes in such business plan shall be delivered to the Stockholders as promptly as practicable after such changes have been approved by the Board;

(iii)          as soon as available after the end of each fiscal year of the Company, and in any event within ninety (90)  days thereafter, (A) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, in each case prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company’s business plan for such year as approved by the Board; and

(iv)          as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, (A) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, in each case prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s business plan then in effect as approved by the Board, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

(b)  Other Information.  The Company covenants and agrees to deliver to each Stockholder until such time as such Stockholder shall cease to own any shares of Common Stock, with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such holder.

SECTION 2.5.        Access.  The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, until such time as such Stockholder shall cease to own any shares of Common Stock, (a) afford the officers, employees, auditors and other agents of such Stockholder or affiliated VCOC Fund (as the case may be), during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Stockholder or affiliated VCOC Fund the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as each such Stockholder or VCOC Fund may reasonably request.

SECTION 2.6.         Termination of Rights.  (a)  Notwithstanding Section 2.3, at such time as any Stockholder, together with its Affiliates, shall cease to own a number of shares of Common Stock equal to at least ten percent (10%) of the outstanding shares of Common Stock, the consent of the Directors designated by such Stockholder or affiliated VCOC Fund shall not be required for authorizing, effecting or validating the transactions specified in Section 2.3 (it being understood that the loss of consent rights by any Directors designated by any Stockholder or affiliated VCOC Fund shall in no way affect the consent rights of any Directors designated by any other Stockholder or affiliated VCOC Fund set forth in Section 2.3);

(b)  Notwithstanding Section 2.1, at such time as any Stockholder, together with its Affiliates, shall cease to own a number of shares of Common Stock equal to at least fifteen percent (15%) of such Stockholder’s Original Shares, such Stockholder and its Affiliates (including its affiliated VCOC Fund) shall cease to have the right to designate any Directors pursuant to Section 2.1 and any rights or obligations pursuant to Sections 2.2 and 2.7 (other than the obligation set forth in the last sentence of Section 2.7 to keep confidential any information regarding any Company Opportunity, which shall continue for period of two years thereafter);

(c)  Notwithstanding Section 2.1, at such time as Carlyle (together with its Affiliates) or Providence (together with its Affiliates), shall cease to own a number of shares of Common Stock equal to at least fifty percent (50%) of its respective Original Shares, Carlyle or Providence (together with their affiliated VCOC Funds), as applicable, shall cease to have the right to designate more than one (1) Director pursuant to Section 2.1; and

(d)  Notwithstanding Section 2.1, at such time as Constellation (together with its Affiliates) shall cease to own a number of shares of Common Stock equal to at least (i) seventy five percent (75%) of its Original Shares, Constellation (together with its affiliated VCOC Fund) shall cease to have the right to designate more than three (3) Directors pursuant to Section 2.1; (ii) fifty percent (50%) of its Original Shares, Constellation (together with its affiliated VCOC Fund) shall cease to have the right to designate more than two (2) Directors pursuant to Section 2.1; and (iii) twenty-five percent (25%) of its Original Shares, Constellation (together with its affiliated VCOC Fund) shall cease to have the right to designate more than one (1) Director pursuant to Section 2.1.

SECTION 2.7.        Corporate Opportunities.  Each Stockholder and VCOC Fund shall cause its Stockholder Designees to recuse themselves from all deliberations of the Board, and the Company shall have no obligation to provide to such Stockholder Designees any information, regarding any acquisition, disposition, investment or similar transaction that the Company elects to pursue (a “Company Opportunity”) if such Stockholder or its Affiliates is competing with or is otherwise adverse to the Company with respect to such Company Opportunity.  If (1) any Stockholder or its Affiliates consummates the transaction that at anytime constituted a Company Opportunity or (2) any Affiliate (other than a Controlled Affiliate who is prohibited from taking the following actions pursuant to Section 2.8) of a Stockholder acquires, makes an investment in or otherwise agrees to manage or operate any Person listed on Exhibit B hereto (in either case, a “Competing Enterprise”), such Stockholder and VCOC Fund shall cause its Stockholder Designees to recuse themselves from all future deliberations of the Board relating to, and the Company shall have no obligation to provide to such Stockholder Designees any information regarding, that portion of the Company’s business as competes or would reasonably be expected to compete with the Competing Enterprise (a “Competing Action”).  The consent of the Directors designated by such Stockholder or affiliated VCOC Fund shall not be required for authorizing, effecting or validating any transactions specified in Section 2.3 in connection with such Company Opportunity or Competing Actions.  Solely for purposes of illustration, if an Affiliate of a Stockholder who is not bound by Section 2.8 were to acquire a Person listed on Exhibit B who operated in a certain geographic location, such Stockholder and VCOC Fund shall cause its Stockholder Designees to recuse themselves from all deliberations of the Board relating to the Company’s investment or operations in such geographic location and if the Company were considering an acquisition in such location, no consent of the Directors designated by such Stockholder or affiliated VCOC Fund would be required in connection with such acquisition.  In addition, each Stockholder and VCOC Fund shall, and shall cause its Stockholder Designees to, keep confidential any information regarding any Company Opportunity, including the existence of such potential acquisition, disposition, investment or similar transaction, that such Stockholder, VCOC Fund or Stockholder Designee learns about as a result of its participation in the Board; provided, however, that the obligation to keep such information confidential shall not apply to information which (i) becomes generally available to the public, (ii) is already in the possession of such Stockholder, VCOC Fund or Stockholder Designee prior to learning such information as a result of participation on the Board or being a Stockholder, (iii) becomes properly available to such Stockholder, VCOC Fund or Stockholder Designee on a non-confidential basis from a source other than the Company or (iv) is required to be disclosed by applicable law, regulation, governmental order or which is otherwise requested by subpoena, interrogatory or other discovery request.

SECTION 2.8.        Non-Competition.  For so long (i) as a Stockholder or its affiliated VCOC Fund has the right to designate a Director pursuant to Section 2.1(a) or (ii) the consent of the Directors designated by such Stockholder or its affiliated VCOC Fund is required for authorizing, effecting or validating the transactions specified in Section 2.3, such Stockholder and its Controlled Affiliates (including its affiliated VCOC Fund) will be prohibited from owning, managing, operating, controlling or participating in the ownership, management, operation or control of any person listed on Exhibit B hereto.

ARTICLE III

TRANSFERS

SECTION 3.1.        Rights and Obligations of Transferees.  (a)  Except with the prior written consent of the Required Directors pursuant to clause (xiii) of Section 2.3(a) (and if no Stockholder is entitled to designate any Directors pursuant to Section 2.1 then the prior written consent of a majority of the Board), no Transferee of any Stockholder, except a Permitted Transferee described in clause (ii) of the definition thereof, shall be entitled to any rights under this Agreement other than the right of co-sale set forth in Section 3.4.  A Permitted Transferee described in clause (ii) of the definition thereof shall be permitted to exercise all rights of the transferring Stockholder under this Agreement with respect to the shares of Common Stock Transferred.

(b)  Subject to the last sentence of this Section 3.1(b), prior to the consummation of a Transfer by any Stockholder or any Transferee, as a condition thereto, the applicable Transferee or subsequent Transferee shall agree in writing in the form attached as Exhibit A hereto to assume all of the obligations in this Agreement applicable to the Transferring Stockholder with respect to the Equity Securities so transferred.  Notwithstanding the foregoing, a Transferee of Equity Securities shall not be bound by any of the terms and conditions of this Agreement if the applicable Transfer is pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 of the Securities Act.

SECTION 3.2         Transfer Restrictions.  (a)  Until the fifth anniversary of the Stock Purchase Closing Date, each Stockholder hereby agrees that such Stockholder shall not Transfer any of its Equity Securities at any time other than (i) Transfers of its Equity Securities to its Permitted Transferees, (ii) following an IPO, Transfers pursuant to the Registration Rights Agreement, (iii) pursuant to Sections 3.4, and (iv) with the prior written consent of the Required Directors pursuant to clause (xiii) of Section 2.3(a) (and if no Stockholder is entitled to designate any Directors pursuant to Section 2.1 then the prior written consent of a majority of the Board).

(b)  Following the fifth anniversary of the Stock Purchase Closing Date, so long as the Company has not completed an IPO, and, subject to compliance with Section 3.3 and 3.4, each Stockholder may freely Transfer its Equity Securities without restriction.

(c)  Following the fifth anniversary of the Stock Purchase Closing Date, if the Company has completed an IPO, each Stockholder may freely Transfer its Equity Securities without restriction subject to compliance with applicable securities laws.

(d)  Each Stockholder shall as promptly as practicable provide the Stockholders with written notice of any Transfer made in accordance with Section 3.2(a) or (b).

SECTION 3.3         Right of First Offer.  Following the fifth anniversary of the Stock Purchase Closing Date, so long as the Company has not completed an IPO, no Stockholder shall Transfer any of its Equity Securities other than to a Permitted Transferee or a sale by a Co-Sale Participant pursuant to Section 3.4 except as set forth below:

(a)  Prior to any Transfer of Equity Securities by a Stockholder (the “Offering Holder”), the Offering Holder shall deliver to the Company and each other Stockholder that is not an Affiliate of the Offering Holder (collectively, excluding the Company, the “ROFO Recipients”) written notice (the “Offer Notice”), stating such Offer Holder’s intention to effect such a Transfer, the number of Equity Securities subject to such Transfer (the “Offered Securities”), the price the Offering Holder proposes to be paid for the Offered Securities (the “First Offer Price”), and the other material terms and conditions of the proposed Transfer.  The Offer Notice may require that the consummation of any sale of the Offered Securities to the Company or the ROFO Recipients occur on a date that is no less than 30 days, and no later than 60 days after the date of the Offer Notice (or, if FCC approval or consent is required in connection with the proposed Transfer, no later than the earlier of 30 days after such approval or consent has been obtained and six months after the date of the Offer Notice).

(b)  Upon receipt of the Offer Notice, the Company will have an irrevocable non-transferable option to purchase all or a portion of the Offered Securities at the First Offer Price and otherwise on the terms and conditions described in the Offer Notice (the “First Offer”).  The Company shall, within 15 days from receipt of the Offer Notice, indicate whether or not it has accepted the First Offer by sending irrevocable written notice of any such acceptance to the Offering Holder and the ROFO Recipients indicating the number of Offered Shares to be purchased (the “Acceptance Notice”), and the Company shall then be obligated to purchase such number of Offered Securities on the terms and conditions set forth in the Offer Notice.  In the event the Company elects not to purchase any or all of the Offered Securities, the ROFO Recipients shall have the option to purchase at the First Offer Price all, but not less than all, of the Offered Securities with respect to which the Company has not exercised its option, and each of the ROFO Recipients shall, within 15 days from receipt of the Company’s Acceptance Notice, indicate to the Offering Holder and the Company if it has accepted the First Offer and, if so, the number of Offered Securities to be purchased by sending irrevocable written notice of such acceptance to the Offering Holder and the Company, and such ROFO Recipient shall then be obligated to purchase such number of Offered Securities on the terms and conditions set forth in the Offer Notice.

(c)  Notwithstanding any other provision of this Section 3.3, the ROFO Recipients shall not be permitted to purchase less than all of the Offered Securities without the consent of the Offering Holder.  The number of shares that each ROFO Recipient shall be entitled to purchase upon the exercise of the right of first offer shall be equal to such ROFO Recipient’s Pro Rata Portion of the Offered Securities other than those as to which the Company has exercised its option.  In the event any ROFO Recipient elects to purchase less than all of its Pro Rata Portion (such remaining securities, the “Section 3.3 Non-Electing Shares), the Company shall notify the other ROFO Recipients as to the aggregate number of Section 3.3 Non-Electing Shares, and each such other ROFO Recipient shall be entitled to purchase its Pro Rata Portion of the Section 3.3 Non-Electing Shares by providing written notice that such ROFO Recipient has elected to purchase all (but not less than all) of its Pro Rata Portion of the Section 3.3 Non-Electing Shares within 5 days of receipt of such notice, and such ROFO Recipient shall then be obligated to purchase such ROFO Recipient’s Pro Rata Portion of the Section 3.3 Non-Electing Shares; provided, however, that for the purposes of this Section 3.3(c), in computing a ROFO Recipient’s Pro Rata Portion of the Section 3.3 Non-Electing Shares, the ROFO Recipient that failed to elect to purchase such Section 3.3 Non-Electing Shares shall not be considered to hold  any shares of Common Stock.

(d)  If neither the Company nor the ROFO Recipients (in the aggregate) elect to purchase all of the Offered Securities pursuant to this Section 3.3, then the applicable Offering Holder shall be free for a period of six months from the date acceptance notices from the ROFO Recipients were due to be received by the applicable Offering Holder to enter into definitive agreements to Transfer the Offered Securities as to which such options are not exercised to a Transferee for consideration having a value not less than 90% of the First Offer Price and to transfer the Offered Securities pursuant to such definitive agreements; provided that any such definitive agreement provides for the consummation of such Transfer to take place within six months (or in the absence of FCC approval at the end of such six months, nine months) from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Offer Notice.

(e)  If neither the Company nor the ROFO Recipients (in the aggregate) exercise their respective options to purchase all of the Offered Securities at the First Offer Price and the applicable Offering Holder has not entered into a definitive agreement described in Section 3.3(d) within six months from the date acceptance notices from the ROFO Recipients were due to be received by the applicable Offering Holder, or the Offering Holder has entered into such an agreement but has not consummated the sale of such securities within six months (or in the absence of FCC approval at the end of such six months, nine months) from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Offering Holder shall not Transfer or offer to Transfer such Equity Securities without again complying with this Section 3.3.

(f)  Upon exercise by the Company and/or the ROFO Recipients, as the case may be, of their respective rights of first offer under this Section 3.3, the Company and/or the ROFO Recipients, as the case may be, and the applicable Offering Holder shall be legally obligated to consummate the purchase contemplated thereby and shall use their commercially reasonable efforts to secure any governmental authorization required, to comply as soon as reasonably practicable with all applicable laws and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase of the Offered Securities as promptly as practicable.

SECTION 3.4.        Right of Co-Sale on Transfers by Stockholders.  (a)  In the event of a proposed Transfer of Equity Securities by a Stockholder or any of its Affiliates (a “Transferring Stockholder”), each Stockholder (other than the Transferring Stockholder) shall have the right to participate in the Transfer in the manner set forth in this Section 3.4.  Prior to any such Transfer, the Transferring Stockholder shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will forward to the Stockholders and each Affiliate of such Stockholders that has been Transferred Equity Securities (other than the Transferring Stockholder, the “Co-Sale Participants”), which notice shall state (i) the name of the proposed Transferee, (ii) the number of Equity Securities proposed to be Transferred (the “Transferred Securities”), (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than thirty-five (35) days after delivery of the Transfer Notice).  Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities.  Each Co-Sale Participant may Transfer to the proposed Transferee identified in the Transfer Notice their Pro Rata Portion of the Transferred Securities by giving written notice to the Company (who shall forward such notice to the other Co-Sale Participants within five (5) days) and to the Transferring Stockholder within the thirty (30) day period after the delivery of the Transfer Notice, which notice shall state that such Co-Sale Participant elects to exercise its rights of co-sale under this Section 3.4 and shall state the maximum number of shares sought to be Transferred.  In the event any such Co-Sale Participant elects to exercise its co-sale rights with respect to less than all of its Pro Rata Portion (such remaining securities, the “Section 3.4 Non-Electing Shares”), each such other Co-Sale Participant shall be entitled to sell its Pro Rata Portion of the Section 3.4 Non-Electing Shares.  Each Co-Sale Participant shall be deemed to have waived its right of co-sale hereunder if it either fails to give notice within the prescribed time period or if such Co-Sale Participant purchases Equity Securities in exercising its right of first offer pursuant to Section 3.3.  The proposed Transferee of Transferred Securities will not be obligated to purchase a number of Equity Securities exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Equity Securities sought to be Transferred by the Co-Sale Participants, the number of Equity Securities to be Transferred by the Transferring Stockholder and each such Co-Sale Participant shall be reduced on a pro rata basis.  If, following the exercise of the co-sale rights provided for in this Section 3.4, the proposed Transferee purchases a number a Equity Securities greater than the number of Equity Securities proposed to be purchased in the Transfer Notice, each Co-Sale Participant shall have the right to sell to the proposed Transferee such Sale Participant’s Pro Rata Portion of such additional Equity Securities.

(b)  Each Co-Sale Participant, in exercising its right of co-sale hereunder, may participate in the Transfer by delivering to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder’s Transferred Securities to the Transferee certificates representing the Transferred Securities to be Transferred by such holder, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.

(c)  The following Transfers of Equity Securities by any Stockholder or its Affiliates shall not be subject to the co-sale rights provided by this Section 3.4:  (A) Transfers to Permitted Transferees of such Stockholder (or Permitted Transferees of such Permitted Transferees), (B) prior to fifth anniversary of the Stock Purchase Closing Date and following an IPO, Transfers pursuant to the Registration Rights Agreement and (c) Transfers following the fifth anniversary of the Stock Purchase Closing Date, if the Company has previously consummated an IPO or Transfers following an IPO consummated thereafter.

SECTION 3.5.        Drag Along Right.  (a)  If one or more Stockholders desire to Transfer at least 50.01% of the Voting Securities of the Company and, solely for so long as Section 2.3(c)(xiii) requires such approval, such Transfer has been approved by the Required Directors pursuant to Section 2.3(c)(xiii), then if requested by the Stockholder(s) Transferring such Voting Securities (the “Section 3.5 Transferring Stockholder(s)”), such other Stockholder (together with its Affiliates) (a “Selling Stockholder”) shall be required to sell all of the Equity Securities held by it (it being understood that the termination of the rights of any Stockholder under Section 2.3 shall not affect the obligations of such Stockholder under this Section 3.5).

(b)  The consideration to be received by a Selling Stockholder shall be the same form and amount of consideration per share to be received by the Section 3.5 Transferring Stockholder(s), and the terms and conditions of such sale shall be the same as those upon which the Section 3.5 Transferring Stockholder(s) sells its Equity Securities.  In connection with the transaction contemplated by Section 3.5(a) (the “Drag Transaction”), the Selling Stockholder will agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Section 3.5 Transferring Stockholder(s) so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided, however, that any general indemnity given by the Transferring Stockholder(s), applicable to liabilities not specific to the Section 3.5

Transferring Stockholder(s), to the purchaser in connection with such sale shall be apportioned among the Selling Stockholders according to the consideration received by each Selling Stockholder and shall not exceed such Selling Stockholder’s proceeds from the sale; provided, further, that any representation made by a Selling Stockholder shall relate only to such Selling Stockholder and its Equity Securities.

(c)  The fees and expenses, other than those payable to any Stockholder or any of their respective Affiliates, incurred in connection with a sale under this Section 3.5 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder; provided that no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 3.5 (excluding modest expenditures for postage, copies, etc.).

(d)  The Section 3.5 Transferring Stockholder(s) shall provide written notice (the “Drag Along Notice”) to each other Selling Stockholder of any proposed Drag Transaction as soon as practicable following its exercise of the rights provided in Section 3.5(a).  The Drag Along Notice shall set forth the consideration to be paid by the purchaser for the securities and the material terms of the Drag Transaction.

(e)  If any holders of Equity Securities of any class are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such class will be given the same option.

(f)  At least ten (10) Business Days prior to the consummation of the sale, each Selling Stockholder shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, the duly endorsed certificate or certificates representing the Equity Securities held by such Selling Stockholder to be sold, and a stock power and limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of such securities.  In the event that a Selling Stockholder should fail to deliver the Equity Securities, the Company shall cause the books and records of the Company to show that such Equity Securities are bound by the provisions of this Section 3.5 and that such securities may only be Transferred to the purchaser in such Drag Transaction.

(g)  Upon the consummation of the Drag Transaction, the acquiring Person shall remit directly to the Selling Stockholder, by wire transfer if available and if requested by the Selling Stockholder, the consideration for the securities sold pursuant thereto.

SECTION 3.6.        Void Transfers.  Any Transfer or attempted Transfer of Equity Securities in violation of any provision of this Agreement shall be void.

ARTICLE IV

EQUITY PURCHASE RIGHTS

SECTION 4.1.        Equity Purchase Rights.  (a)  The Company hereby grants to each Stockholder (and such Stockholder’s Affiliates that are Transferred Equity Securities) the right to purchase its Pro Rata Portion of all or any part of New Securities that the Company may, from time to time, propose to sell or issue.  The number or amount of New Securities which the Stockholders may purchase pursuant to this Section 4.1(a) shall be referred to as the “Equity Purchase Shares.”  The equity purchase right provided in this Section 4.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.

(b)  The Company shall give written notice of a proposed issuance or sale described in Section 4.1(a) to the Stockholders within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved and at least fifteen (15) days prior to the proposed issuance or sale.  Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the shares proposed to be issued, the proposed issuance date and the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof.  Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities.

(c)  At any time during the 15-day period following the receipt of an Issuance Notice, the Stockholders shall have the right to elect irrevocably to purchase its Pro Rata Portion of the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice (provided that, in the event any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per share shall be the Fair Market Value thereof) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company.  Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice.  The closing of any purchase by any Stockholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (i) obtain required governmental approvals and other required approvals and the Company and the Stockholders shall use their respective commercially reasonable efforts to obtain such approvals and (ii) permit the Stockholders or their Affiliates to complete their internal capital call process; provided that the extension pursuant to this clause (ii) shall not exceed 30 days.

(d)  Each Stockholder exercising its right to purchase its respective portion of the Equity Purchase Shares in full (an “Exercising Stockholder”) shall have a right of over-allotment such that if any other Stockholder or Affiliate of any Stockholder fails to exercise its right hereunder to purchase its full Pro Rata Portion of New Securities (a “Non-Purchasing Stockholder”), such Exercising Stockholder may purchase its Pro Rata Portion of such securities by giving written notice to the Company within ten (10) days from the date that the Company provides written notice of the amount of New Securities as to which such Non-Purchasing Stockholders have failed to exercise their Equity Purchase Rights hereunder.

(e)  If any Stockholder or Exercising Stockholder fails to exercise fully the Equity Purchase Right within the periods described above and after expiration of the 10-day period for exercise of the over-allotment provisions pursuant to Section 4.1(d) above, the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Exercising Stockholders failed to exercise the option set forth in this Section 4.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided that (x) such issuance or sale is closed within ninety (90) days after the expiration of the 10-day period described in Section 4.1(d) and (y) the price at which the New Securities are Transferred must be equal to or higher than the purchase price described in the Issuance Notice.  Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals.  In the event that the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Stockholders in the manner provided in this Section 4.1.

ARTICLE V

MISCELLANEOUS

SECTION 5.1.        Stockholder Indemnification; Reimbursement of Expenses.

The Company agrees to indemnify and hold harmless each Stockholder, their respective directors, members, managers and officers and their Affiliates (the Stockholders, and the respective directors, officers, partners, members, managers, Affiliates and controlling persons thereof, each, an “Stockholder Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), incurred by such Stockholder Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i) such Stockholder Indemnitee’s purchase and/or ownership of any Equity Securities, (ii) the transactions contemplated by the Transaction Agreement (including the agreements described therein), and any other purchase agreements pursuant to which any Stockholder Indemnitee purchased securities of the Company and all agreements contemplated thereby, or (iii) any litigation to which any Stockholder Indemnitee is made a party in its capacity as a stockholder or owner of securities (or a partner, director, officer, member, manager, Affiliate or controlling person of any Stockholder Indemnitee) of the Company; provided that the foregoing indemnification rights in this Section 5.1 shall not be available to the extent that (a) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (b) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to any of them; (c) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with its obligations under any of the agreements or instruments referenced above or any other agreements or instruments to which such Stockholder Indemnitee is or becomes a party or otherwise becomes bound; or (d) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law, regulation or public policy.  For purposes of this Section 5.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 5.1, then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company.  The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.  In the event of any payment of indemnification pursuant to this Section 5.1, so long as any Stockholder Indemnitee is fully indemnified for all Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons.  Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights.  The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 5.1 or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor.  Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder.  The Company will not without the prior written consent of the Stockholder Indemnitee effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim.  If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying an Stockholder Indemnitee, shall contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

The Company agrees to pay or reimburse (i) the Stockholders for (A) all reasonable costs and expenses (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement, the Transaction Agreement or any related agreements and (B) in connection with any stamp, transfer, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this

Agreement, the Transaction Agreement or any related agreements; and (ii) each Stockholder for all costs and expenses of such Stockholder (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement, the Transaction Agreement or any related agreements and (2) the enforcement or exercise by such Stockholder of any right granted to it or provided for hereunder.

SECTION 5.2.        Termination.  Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the Stockholders as provided under Section 5.8, (i) the provisions of Article II shall, with respect to each Stockholder, terminate as provided in the applicable Section of Article II or, if not so provided, as provided in Section 2.6, (ii) the provisions of Section 3.3 and Article IV shall terminate upon the consummation of an IPO, (iii) the provisions of Sections 2.4, 2.5, 3.2 and 3.4 shall terminate as provided therein and (iv) Sections 3.1, 3.6 and 5.1 of this Agreement shall not terminate.  Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 5.3.        Amendments and Waivers.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Company and each Stockholder; provided, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  Each of Constellation, Carlyle and Providence hereby agrees not to consent to amend this Agreement in order to modify or eliminate the right of its affiliated VCOC Fund to appoint a Stockholder Designee without the consent of such affiliated VCOC Fund.

SECTION 5.4.        Successors, Assigns and Transferees.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

SECTION 5.5.        Legend.  (a)  All certificates representing the Equity Securities held by each Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

(b)  Upon the sale of any Equity Securities pursuant to (i) an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act or (ii) another exemption from registration under the Securities Act or upon the termination of this Agreement, the certificates representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 5.5; provided that the Company may condition such replacement of certificates under clause (ii) upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

SECTION 5.6.        Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company	PanAmSat Corporation 20 Westport Road Wilton, Connecticut 06897 Attention: James W. Cuminale Telecopy :203-210-8684

with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
	Attention	Gary I. Horowitz Marni J. Lerner
	Telecopy:	(212) 455-2502

If to Constellation or KKR Fund:	Constellation, LLC c/o Kohlberg Kravis & Roberts & Co. 9 West 57th Street New York, New York 10019 Attention: Alex Navab Telecopy: (212) 750-0003

with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention:Gary I. Horowitz Marni J. Lerner Telecopy:(212) 455-2502

If to Carlyle or the Carlyle Fund:	Carlyle PanAmSat I, L.L.C. Carlyle PanAmSat II, L.L.C. 1001 Pennsylvania Avenue, N.W. Suite 220 South Washington, D.C. 20004 Attention: Bruce E. Rosenblum Telecopy:(202) 347-9250

with a copy to: (which shall not constitute notice)	Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004-1304 Attention: Daniel T. Lennon Telecopy: (202) 637-2201

If to Providence or the Providence Fund:	PEP PAS, LLC PEOP PAS, LLC 50 Kennedy Plaza 18th Floor Providence, RI 02903 Attention: Paul Salem Telecopy: (401) 751-1709

with a copy to: (which shall not constitute notice)	Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004-1304 Attention: Daniel T. Lennon Telecopy: (202) 637-2201

SECTION 5.7.        Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 5.8         Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement together with the Registration Rights Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 5.9.        Restrictions on Other Agreements; Bylaws.  (a)  Following the date hereof, no Stockholder or any of its, her or his Permitted Transferees shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities except pursuant to the agreements specifically contemplated by the Transaction Agreement and the Registration Rights Agreement or expressly permitted hereunder.

(b)  The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s by-laws.  Each of the parties covenants and agrees to vote their Equity Securities and to take any other action reasonably requested by the Company or any Stockholder to amend the Company’s by-laws so as to avoid any conflict with the provisions hereof.

SECTION 5.10.      Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 5.11.      Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed in all respects by the laws of the State of Delaware.  No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each party hereto hereby irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 5.12.      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 5.13.      Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 5.14.      Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 5.15.      No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 5.16.      Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signature(s).

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

PANAMSAT CORPORATION

By:		/s/ James W. Cuminale
	Name:	James W. Cuminale
	Title:	Executive Vice President
and General Counsel

CONSTELLATION, LLC

By:		/s/ Alexander Navab
Name: Alexander Navab
Title: President

CARLYLE PANAMSAT I, LLC

By:		/s/ Bruce Rosenblum
Name: Bruce Rosenblum
Title: Managing Director

CARLYLE PANAMSAT II, LLC

By:		/s/ Bruce Rosenblum
Name: Bruce Rosenblum
Title: Managing Director

PEP PAS, LLC

By:		/s/ Paul Salem
Name: Paul Salem
Title:

PEOP PAS, LLC

By:		/s/ Paul Salem
Name: Paul Salem
Title:

Signature Page to PanAmSat Stockholders Agreement

CARLYLE PARTNERS III-
TELECOMMUNICATIONS, L.P.

By:	TC Group III, L.P.
its General Partner

By:	TC Group III, L.L.C.
its General Partner

By:	TCG Group, L.L.C.
its Managing Member

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ Bruce Rosenblum
Name: Bruce Rosenblum
Title: Managing Director

PROVIDENCE EQUITY PARTNERS IV, L.P.

By:	/s/ Paul Salem
Name: Paul Salem
Title:

KKR MILLENNIUM FUND L.P.

By:	KKR ASSOCIATES MILLENNIUM L.P.
its General Partner

By:	KKR MILLENNIUM GP LLC
its General Partner

By:	/s/ Alexander Navab
Name: Alexander Navab
Title: Member

Signature Page to PanAmSat Stockholders Agreement

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholders Agreement, dated as of ____ __, 2004 (the “Stockholders Agreement”), among PanAmSat Corporation, a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, a “Stockholder” and collectively, the “Stockholders”), _________, (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder with respect to the Equity Securities so Transferred, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders Agreement with respect to the Equity Securities so Transferred. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

Listed below is information regarding the Equity Securities:

Number of Shares of Common Stock
___________________

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of __________ ___, 20__.

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:
PANAMSAT CORPORATION

By
Name:
Title:

Exhibit B

FSS Operators

1.               SES Global and its subsidiaries (Asiasat, Nahuelsat, Star One, NordicSat, etc.)

2.               Intelsat and its subsidiaries

3.               Eutelsat and its subsidiaries (Hispasat, Hispamar, Amazonas)

4.               JSAT

5.               Telesat Canada

6.               Space Communications Corp. (SCC — Japan)

7.               Loral Orion

8.               Singtel Optus Australia

9.               Satmex

10.         Measat/Binariang (Malaysia)

11.         EuropeStar

12.         New Skies

Value Added Providers (Resellers, Service Providers, TT&C and Teleports)

1.               HNS

2.               Vyvx

3.               Globecast

4.               Ascent Media

5.               Space Connection

6.               Microspace

G2 Competitors

1.  Artel

2.  Arrowhead Global Solutions

3.  Spacelink

4.  Comtech

5.  Marshall Communications

6.  Lyman Brothers

7.  AIS

8.  Connaly

9  Stratos